Exhibit 99.1
Contact:
At The Company:
Robert McNally
404.727.0971 or rmcnally@geovax.com
At Financial Relations Board:
Leslie Loyet
Investor Relations
312.640.6672 or lloyet@mww.com
Nikki Snodgrass
Media Relations
312.640.6732 or nsnodgrass@mww.com
FOR IMMEDIATE RELEASE
FRIDAY, AUGUST 7, 2009
GEOVAX LABS, INC. ANNOUNCES SIX MONTH 2009 FINANCIAL
RESULTS AND PROVIDES OPERATIONAL UPDATE
ATLANTA, Ga., August 7, 2009 — GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta-based, biopharmaceutical firm (the “Company”), developing human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents, today announced its financial results and provided an operational update for the six months ended June 30, 2009.
“GeoVax has had a productive year so far in 2009,” commented Robert McNally, PhD, president and chief executive officer. “In February, we began patient injections in our Phase 2a clinical trial for our candidate vaccine for the prevention of AIDS. And, as we previously announced, we have enrolled approximately 30% of the necessary volunteers. As is typical in the enrollment process, as the number of clinical sites are approved, the speed of enrollment increases. This trial is being conducted by the HIV Vaccine Trials Network (HVTN), funded and supported by the National Institutes of Allergy and Infectious Diseases (NIAID). The HVTN is the largest worldwide clinical trials network dedicated to the development and testing of HIV/AIDS vaccines and has sponsored over 80 Phase 1 trials for the initial evaluation of safety and immunogenicity of candidate HIV/AIDS vaccines; of these, only five have progressed to Phase 2 trials since 1992. Achieving the Phase 2 milestone is a significant step for GeoVax and its efforts to develop an effective vaccine for prevention of AIDS.”
Dr. McNally continued, “We recognize the lengthy process to shepherd a preventative vaccine through clinical trials and FDA approval. We therefore have initiated a secondary clinical pathway to develop our HIV/AIDS vaccine candidate as a therapeutic vaccine. The approval path for this project has a much shorter duration than our current program for the development of a preventative vaccine. We have already commenced protocol development for our first Phase 1 human clinical trials investigating the therapeutic vaccine approach. Our reassessment of the time required to gain approval from the FDA is such that we expect this trial to begin during the first quarter of 2010. Our plan is to produce data from our therapeutic vaccine trials in support of future capital-raising and corporate partnering efforts.”
Dr. McNally concluded, “Continued funding of our clinical programs and research and development efforts is critical. At the same time we are diligently managing our cash outlays. Our financial condition is stable,
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with the ongoing support provided by HVTN (through their conduct of our Phase 2a trial), the five-year $17 million grant to GeoVax from the National Institutes of Health (NIH), awarded in late 2007, and the equity financing facility with Fusion Capital Fund II, LLC. We are pursuing a number of funding options to accelerate our therapeutic vaccine clinical trials program. The latest of which was a proposed cooperative arrangement with Cook County (metro Chicago), the Cook County Health and Hospitals System, and the Ruth M. Rothstein’s CORE Foundation. Although it now appears that our original proposal will not progress, it is an example of the type of initiative we will continue to pursue. We remain in discussions with various Cook County-based parties and continue to explore related funding opportunities.”
Review of Financial Results
The Company recorded a net loss of $1,348,654 for the three months ended June 30, 2009, compared to $1,284,352 for the same period in 2008. For the six months ended June 30, 2009, the Company’s net loss was $2,210,163 as compared to $1,966,862 in 2008. Net losses were partially offset by grant revenues related to the Company’s grant from the NIH in support of its HIV/AIDS vaccine development activities; such revenues were $752,800 and $1,462,955 for the three month and six month periods of 2009, respectively, as compared to $376,078 and $976,069 for the three month and six month periods of 2008, respectively. As of June 30, 2009, the Company reported cash balances totaling $1,823,245.
Summarized financial information is presented below. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.
HIV/AIDS Background
HIV affects the entire globe and comes in a variety of subtypes. Clade B is the predominant subtype in North America where there are roughly 60,000 new infections each year. Globally, there are about 2.5 million AIDS infections per year, most primarily involving subtypes AG, B, and C. In 2007, UNAIDS reported 1.3 million people living with AIDS in North America and 33.2 million people living with AIDS worldwide. Presently, there is little to prevent HIV transmission other than education, circumcision, and condoms. It is obvious from the spread of the disease that these methods are not adequate. Existing treatments for individuals infected with HIV include anti-retroviral therapies that are effective but have serious medical side effects and are very expensive (upwards of $1,500/month). This cost is borne primarily by the individual and sometimes by third party insurance, local healthcare, federal or world health organizations. Development and distribution of an effective HIV/AIDS vaccine holds great promise. The GeoVax Vaccine would cost a fraction of the cost of current treatments and, to date, has not elicited serious adverse side effects in several human trials. A population vaccinated with an effective HIV-1 vaccine would be expected to significantly decrease the prevalence of AIDS over time.
About GeoVax Labs, Inc.
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s AIDS vaccine technology is the subject of 20 issued or filed patent applications. GeoVax AIDS vaccines are designed for use in uninfected people to prevent Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1, should the person ever become infected. GeoVax AIDS vaccines also may be effective as therapeutics (treatment of people already infected with AIDS virus).
GeoVax’s core AIDS vaccine technologies were developed by Dr. Harriet Robinson, Senior V.P. of Research and Development, through a collaboration of colleagues at Emory University’s Vaccine Center, the National Institutes of Health (NIH), The Centers for Disease Control and Prevention (CDC) and GeoVax.
GeoVax’s AIDS vaccines have moved forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded through a cooperative agreement with the National Institutes of Health (NIH), is the largest worldwide clinical trials program dedicated to the development and testing of
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AIDS vaccines. Preclinical work enabling evaluation of GeoVax DNA and MVA vaccines was funded and supported by NIAID, which provided additional support to GeoVax AIDS vaccine development program with a $17 million IPCAVD grant awarded in late 2007.
Safe Harbor Statement
All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions on the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitation, risks detailed in the Company’s Securities and Exchange Commission filings and reports.
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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
Grant Revenue	$753	$376	$1,463	$976

Operating expenses:
Research and development	1,203	759	2,060	1,363
General and administrative	906	918	1,630	1,623

	2,109	1,677	3,690	2,986

Other income (expense)
Interest income	7	16	17	43

	7	16	17	43

Net loss	$(1,349)	$(1,284)	$(2,210)	$(1,967)

Income (loss) per common share	$(0.00)	$0.00	$(0.00)	$(0.00)

GEOVAX LABS, INC.
Condensed Balance Sheet Information
(amounts in thousands)

	June 30,	Dec. 31,
	2009	2008
Assets:
Cash and cash equivalents	$1,823	$2,191
Other current assets	386	611

Total current assets	2,210	2,802

Property, net	117	139
Other assets	105	115

Total assets	$2,432	$3,056

Liabilities and stockholders’ equity
Current liabilities	$333	$346
Stockholders’ equity	2,099	2,710

Total liabilities and stockholders’ equity	$2,432	$3,056

Shares Outstanding	753,790	747,449
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